                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                   FORM 8-K/A

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                  JULY 21, 1999
-------------------------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                            INTEGRATED SYSTEMS, INC.
-------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        CALIFORNIA                0-18268                   94-2658153
------------------------   ------------------------  -------------------------
(State of incorporation)   (Commission file number)      (I.R.S. Employer
                                                        Identification No.)


                             201 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089
-------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (408) 542-1500
-------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

     On August 5, 1999, Integrated Systems, Inc. ("ISI") filed a Form 8-K to report its acquisition of Software Development Systems, Inc. ("SDS"). Pursuant to Item 7 of Form 8-K, ISI indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.




                          INDEPENDENT AUDITORS' REPORT

     To the Board of Directors and
     Stockholders of Software Development Systems, Inc.:

     We have audited the accompanying consolidated balance sheet of Software Development Systems, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Software Development Systems, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     /s/  KPMG LLP
     ---------------------
     April 30, 1999

                       SOFTWARE DEVELOPMENT SYSTEMS, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                         DECEMBER 31,       MARCH 31,
                                               ASSETS                                      1998                1999
                                                                                    --------------------  ---------------
                                                                                                           (UNAUDITED)
Current assets:
    Cash and cash equivalents                                                       $      3,033,696           2,008,924
    Accounts receivable and unbilled services, net of allowance for
      doubtful accounts of $393,900 and $404,340, respectively                             2,529,498           2,732,975
    Inventories                                                                               72,775             141,023
    Prepaid expenses and other                                                               360,051             378,280
    Refundable income taxes                                                                  962,470             890,422
    Deferred income taxes                                                                    796,053             796,053
                                                                                    --------------------  ---------------

                                                                                           7,754,543           6,947,677
                                                                                    --------------------  ---------------

Property and equipment, at cost less accumulated depreciation                              1,854,292           1,818,757
Internally developed software, at cost less accumulated amortization
    of $590,714 and $646,740, respectively                                                   187,455             131,429
Other assets                                                                                  78,000              97,500
Deferred income taxes                                                                         94,947             454,282
                                                                                    --------------------  ---------------

                                                                                    $      9,969,237           9,449,645
                                                                                    --------------------  ---------------
                                                                                    --------------------  ---------------

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                                $        712,563             554,788
    Accrued compensation and related items                                                   661,518             844,558
    Other accrued liabilities                                                              1,127,643             944,200
    Current portion of long-term debt                                                        527,852             518,327
    Deferred revenue                                                                       1,738,209           1,951,694
    Note payable                                                                                  --              80,000
                                                                                    --------------------  ---------------

                                                                                           4,767,785           4,893,567
                                                                                    --------------------  ---------------

Long-term liabilities:
    Notes payable, including interest payable of $248,324
      and $365,564, respectively                                                           5,248,234           5,365,564
    Other long-term liabilities                                                              766,490             735,208
                                                                                    --------------------  ---------------

                                                                                           6,014,724           6,100,772
                                                                                    --------------------  ---------------

Stockholders' equity (deficit):
    Common stock, no par value:
      Authorized - 30,000,000 shares
      Issued and outstanding - 7,500,000 shares                                            1,301,000           1,301,000
    Note receivable from shareholder                                                      (1,200,000)         (1,200,000)
    Additional paid in capital from stock based compensation                               3,263,872           3,301,849
    Deferred compensation on stock options                                                  (866,667)           (830,076)
    Retained earnings (accumulated deficit)                                               (3,327,487)         (4,133,102)
    Accumulated other comprehensive income                                                    16,010              15,635
                                                                                    --------------------  ---------------

                                                                                            (813,272)         (1,544,694)
                                                                                    --------------------  ---------------

                                                                                    $      9,969,237           9,449,645
                                                                                    --------------------  ---------------
                                                                                    --------------------  ---------------

See accompanying notes to consolidated financial statements.

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                                                            YEAR ENDED                  THREE MONTHS ENDED
                                                           DECEMBER 31,                      MARCH 31,
                                                              1998                   1998                1999
                                                        -------------------     ---------------     ---------------
                                                                                  (UNAUDITED)         (UNAUDITED)
Revenues:
    Products                                            $    14,720,190              3,553,629           3,729,897
    Services                                                  1,801,585                259,666             541,682
                                                        -------------------     ---------------     ---------------

             Total revenues                                  16,521,775              3,813,295           4,271,579
                                                        -------------------     ---------------     ---------------

Operating expenses
    Cost of product revenue                                   3,335,250                561,641             771,333
    Cost of services revenue                                  1,077,043                406,979             175,454
    Marketing and sales                                       8,285,056              1,539,858           2,441,684
    Research and development                                  3,600,004                638,004             958,282
    General and administative                                 6,049,288              2,837,090           996,224
                                                        -------------------     ---------------     ---------------

             Total operating expenses                        22,346,641              5,983,572           5,342,977
                                                        -------------------     ---------------     ---------------

             Operating loss                                  (5,824,866)            (2,170,277)         (1,071,398)
                                                        -------------------     ---------------     ---------------

Other income (expense):
    Interest expense                                           (308,940)               (27,261)           (144,243)
    Interest income                                             186,053                 20,418              41,628
    Other                                                        13,229                  6,642               9,063
                                                        -------------------     ---------------     ---------------

                                                               (109,658)                  (201)            (93,552)
                                                        -------------------     ---------------     ---------------

             Loss before income taxes                        (5,934,524)            (2,170,478)         (1,164,950)
Income taxes                                                  1,246,902                 52,599             359,335
                                                        -------------------     ---------------     ---------------

             Net loss                                   $    (4,687,622)            (2,117,879)           (805,615)
                                                        -------------------     ---------------     ---------------
                                                        -------------------     ---------------     ---------------


See accompanying notes to consolidated financial statements.

                       SOFTWARE DEVELOPMENT SYSTEMS, INC.
                                AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity

                      For the year ended December 31, 1998

                                                                                         ADDITIONAL
                                                                          NOTES           PAID IN              DEFERRED
                                                                       RECEIVABLE       CAPITAL FROM          COMPENSATION
                                                         COMMON           FROM          STOCK BASED               ON
                                                         STOCK         STOCKHOLDER      COMPENSATION          STOCK OPTIONS
                                                      -------------  -------------------------------------   ----------------
Balance at December 31, 1997                          $    101,000               --                  --                --
    Comprehensive income
      Net loss                                                  --               --                  --                --
      Other comprehensive income - foreign
        currency translation adjustment                         --               --                  --                --
    Issuance of stock options                                   --               --           1,114,372        (1,114,372)
    Amortization of deferred compensation                       --               --                  --           247,705
    Issuance of stock for note receivable                1,200,000       (1,200,000)          2,149,500                --
                                                      -------------  -------------------------------------   ----------------

Balance at December 31, 1998                          $  1,301,000       (1,200,000)          3,263,872          (866,667)
                                                      -------------  -------------------------------------   ----------------
                                                      -------------  -------------------------------------   ----------------
                                                      RETAINED            ACCUMULATED
                                                      EARNINGS/             OTHER
                                                    (ACCUMULATED          COMPREHENSIVE                            COMPREHENSIVE
                                                      DEFICIT)              INCOME               TOTAL             INCOME (LOSS)
                                                 -------------------  --------------------   ---------------   -------------------
Balance at December 31, 1997                            1,360,135              7,403              1,468,538
    Comprehensive income
      Net loss                                         (4,687,622)                --             (4,687,622)   $    (4,687,622)
      Other comprehensive income - foreign
        currency translation adjustment                        --              8,607                  8,607              8,607
    Issuance of stock options                                  --                 --                     --                 --
    Amortization of deferred compensation                      --                 --                247,705                 --
    Issuance of stock for note receivable                      --                 --              2,149,500                 --
                                                 -------------------  --------------------   ---------------   -------------------

Balance at December 31, 1998                           (3,327,487)            16,010               (813,272)        (4,679,015)
                                                 -------------------  --------------------   ---------------   -------------------
                                                 -------------------  --------------------   ---------------   -------------------

See accompanying notes to consolidated financial statements.

                       SOFTWARE DEVELOPMENT SYSTEMS, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                                      THREE MONTHS ENDED
                                                                                YEAR ENDED                  MARCH 31,
                                                                               DECEMBER 31,     --------------------------------
                                                                                   1998              1998             1999
                                                                           -------------------  ---------------  ---------------
                                                                                                 (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
    Net loss                                                               $    (4,687,622)         (2,117,879)        (805,615)
    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
        Stock based compensation                                                 2,397,205           2,197,761           74,568
        Depreciation                                                               735,748              37,713          198,464
        Amortization                                                               243,214              86,277           56,026
        Deferred income taxes                                                     (477,000)                 --         (359,335)
        Loss on disposal of fixed assets                                            48,297                  --               --
        Interest accrued on long-term debt                                         248,234              14,794          117,330
        Changes in current assets and current liabilities:
           Accounts receivable, net                                               (155,118)            491,092         (203,477)
           Inventories                                                             (42,329)           (185,796)         (68,248)
           Refundable income taxes                                                (615,168)             52,515           72,048
           Other assets                                                           (294,823)           (142,032)         (37,729)
           Accounts payable                                                        136,302             111,037         (157,774)
           Accrued compensation and related items                                 (135,765)           (250,305)         183,040
           Other accrued liabilities                                               776,273            (169,243)        (183,443)
           Deferred revenue                                                        346,377              56,520          213,485
                                                                           -------------------  ---------------  ---------------

             Net cash provided by (used in) operating activities                (1,476,175)            182,454         (900,660)
                                                                           -------------------  ---------------  ---------------

Cash flows from investing activities:
    Proceeds from disposition of property, plant and equipment                      32,000                  --               --
    Purchases of property, plant and equipment                                  (1,087,866)           (278,707)         (93,981)
    Capitalized software development costs                                        (148,169)            (80,108)              --
                                                                           -------------------  ---------------  ---------------

             Net cash used in investing activities                              (1,204,035)           (358,815)         (93,981)
                                                                           -------------------  ---------------  ---------------

Cash flows from financing activities:
    Capital lease financing                                                        476,683                  --               --
    Net borrowings (payments) from line of credit                                 (300,000)           (300,000)              --
    Proceeds from long-term debt                                                 5,000,000           3,000,000               --
    Payments on capital lease                                                     (102,920)                 --          (64,756)
    Payments on long-term debt                                                    (180,000)            (45,000)         (45,000)
    Advance to affiliate                                                                --                  --           80,000
                                                                           -------------------  ---------------  ---------------

             Net cash provided by (used in) financing activities                 4,893,763           2,655,000          (29,756)
                                                                           -------------------  ---------------  ---------------

Effect of exchange rates on cash                                                     8,607               8,295             (375)

             Net increase (decrease) in cash and cash equivalents                2,222,160           2,486,934       (1,024,772)

Cash and cash equivalents - beginning of period                                    811,536             811,536        3,033,696
                                                                           -------------------  ---------------  ---------------

Cash and cash equivalents - end of period                                  $     3,033,696           3,298,470        2,008,924
                                                                           -------------------  ---------------  ---------------
                                                                           -------------------  ---------------  ---------------

Supplemental disclosures of cash flow information:
    Cash paid during the period for interest                               $        65,478              12,467           25,614
    Cash paid during the period for income taxes                                   396,436              28,750               --
    Cash received for income tax refunds                                           444,961                  --               --
                                                                           -------------------  ---------------  ---------------
                                                                           -------------------  ---------------  ---------------

Supplemental disclosures of noncash investing and financing activities:
    Notes receivable from shareholder for purchase of stock                $     1,200,000           1,200,000               --
    Equipment under capital lease                                                  710,579                  --           68,950
    Interest accrued on long-term debt                                             248,234              14,794          117,330
                                                                           -------------------  ---------------  ---------------
                                                                           -------------------  ---------------  ---------------

See accompanying notes to consolidated financial statements.

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF OPERATIONS

          Software Development Systems, Inc. and Subsidiaries (the "Company") develops, markets, and supports a family of specialized integrated software products, which include microprocessor simulators, development and debugging tools, and compilers. These products are utilized by customers in the embedded-systems industry. The Company focuses product development in two main areas. The first is the hardware bring-up and hardware-software integration phases where the problems are most complex in the business. The second is the application development phase where applications are built on top of embedded operating systems instead of within a real-time operating system. Software Development Systems, Inc. and Subsidiaries also provides product-related maintenance and support services and non-recurring engineering services to customers for the development of specific software products. The Company markets and supports its products and services through its own sales organization, including an international network of wholly owned subsidiaries, and other non-direct sales channels.

          USE OF ESTIMATES

          In preparing the consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Software Development Systems Limited; Software Development Systems France; and Software Development Systems Kabushiki Kaisha ("SDS-Japan"). All significant intercompany accounts and transactions are eliminated in consolidation.

          REVENUE RECOGNITION

          Revenue from software product sales of perpetual license agreements is recognized upon product delivery and customer acceptance, when all significant contractual obligations are satisfied and the collection of the resulting receivable is reasonably assured. Related maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is usually one to two years. Billings in excess of earned support revenue are classified as deferred revenues.

          Service revenues are derived from the Company's non-recurring engineering and consulting service business. These revenues are mostly comprised of fixed-price contracts. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

          CASH EQUIVALENTS

          Cash equivalents are comprised of highly liquid investments with original maturities of three months or less.

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          INVENTORIES

          Inventories, which consist primarily of third-party hardware, are stated at cost, cost being determined using specific identification.

          PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based on the estimated useful lives, generally three to seven years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimate useful life of the asset.

          The Company changed the estimated useful lives for certain classes of equipment from 10 years and 5 years to 3 years. The Company believes that the shortened useful lives more appropriately reflect the timing of the economic benefits to be received from these assets. The effect of this change was to increase 1998 depreciation expense and accumulated depreciation by $128,480.

          PURCHASED AND DEVELOPED SOFTWARE

          Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation are capitalized until the product or enhancement is available for release to customers. Development costs for certain products may be entirely expensed as incurred because the costs incurred between technological feasibility and general release to customers does not materially affect the Company. Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally two to three years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination. The Company capitalized $148,169 of software development costs in 1998. The Company recorded $243,214 of amortization expense in 1998.

          INCOME TAXES

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are to be recovered or

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.



          FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair values of the Company's financial instruments were not materially different from their carrying amounts as of December 31, 1998.

          FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

          The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using the current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations.

          STOCK-BASED COMPENSATION

          The Company applies the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma net income disclosures as if the Company had applied the fair value method defined in SFAS No. 123, "Accounting for Stock-Based Compensation."

          INTERIM FINANCIAL STATEMENTS

          The accompanying unaudited interim financial statements reflect all adjustments which in the opinion of management, are necessary for the fair presentation of the financial position of the Company as of March 31, 1999, and the results of its operations and its cash flows for the three month periods ended March 31, 1998 and 1999.

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     (2)  PROPERTY AND EQUIPMENT

          Property and equipment as of December 31, 1998 were comprised of the following:

          Computer hardware                                                                              $     1,280,493
          Computer software                                                                                      664,553
          Furniture and fixtures                                                                                 814,772
          Other fixed assets                                                                                     217,545
          Leasehold improvements                                                                                 280,286
                                                                                                         ---------------

                                                                                                               3,257,649

          Less - accumulated depreciation                                                                      1,403,357
                                                                                                         ---------------

                                                                                                         $     1,854,292
                                                                                                         ---------------
                                                                                                         ---------------

          Included in property and equipment as of December 31, 1998 are software, hardware and leasehold improvements with costs of $1,174,924 and accumulated depreciation of $173,343, which are under capital lease.

     (3)  INCOME TAXES

          Loss before income taxes for the year ended December 31, 1998 consisted of the following:

               U.S.                                                  $    (5,783,127)
               Foreign                                                      (151,397)
                                                                     ----------------

               Total                                                 $    (5,934,524)
                                                                     ----------------
                                                                     ----------------

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

        The income tax benefit consisted of the following:

        Current:
            Federal                                           $      (847,902)
            State                                                          --
            Foreign                                                    78,000
                                                              -----------------

                 Total current                                       (769,902)

        Deferred:
            Federal                                                  (290,000)
            State                                                    (187,000)
            Foreign                                                         --
                                                              -----------------

                 Deferred                                            (477,000)
                                                              -----------------

                 Total income tax benefit                     $    (1,246,902)
                                                              -----------------
                                                              -----------------

        A reconciliation of total taxes based on the federal statutory rate and the Company's actual total provision (benefit) was as follows:

        Income taxes at the federal statutory rate of 34%                                             $     (2,017,738)
        State taxes, net of federal benefit                                                                   (123,000)
        Foreign income at different rates                                                                       (8,000)
        Increase in valuation allowance                                                                        962,000
        Other, net                                                                                             (60,164)
                                                                                                      ------------------

                                                                                                      $     (1,246,902)
                                                                                                      ------------------
                                                                                                      ------------------

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

        The deferred income tax assets and liabilities were comprised of the following as of December 31, 1998:

        Deferred tax assets:
            Net operating loss                                                                        $        123,000
            Depreciation                                                                                        21,000
            AMT credits                                                                                         24,000
            Bad debts                                                                                          153,000
            Deferred revenue                                                                                   546,000
            Compensation accruals                                                                              912,000
            Foreign net operating losses                                                                       230,000
                                                                                                      -----------------

                          Total gross deferred tax assets                                                    2,009,000
        Less valuation allowance                                                                            (1,045,000)
                                                                                                      -----------------

                   Net deferred tax assets                                                                     964,000

        Deferred tax liabilities:
            Capitalized software costs                                                                         (73,000)
                                                                                                      -----------------

                   Total deferred tax liabilities                                                              (73,000)
                                                                                                      -----------------

                   Total net deferred taxes                                                           $        891,000
                                                                                                      -----------------
                                                                                                      -----------------

        The Company has reduced gross deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will more likely than not, be realized. The net deferred tax asset at December 31, 1998 reflects management's estimate of the amount that will be realized as a result of future profitability. The amount of the deferred tax assets considered realizable could be reduced if estimates of future taxable income are reduced.

        The valuation allowance was increased by $962,000 from December 31, 1997 to December 31, 1998.

        As of December 31, 1998, the Company had approximately $2,457,000 of state net operating losses and approximately $653,000 of foreign net operating losses, which will begin to expire in 2003 and 2001 respectively.

        Undistributed earnings of the Company's corporate foreign subsidiaries amounted to approximately $408,000 at December 31, 1998. Those earnings are considered to be indefinitely reinvested, and accordingly, no provision for U.S. federal and state income taxes and foreign withholding taxes have been made. Upon distribution of those earnings, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the appropriate foreign countries. Determination of the amount of unrecognized

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

        deferred U.S. income tax liability is not practicable; however, unrecognized foreign tax credit carryovers would be available to reduce some portion of the U.S. liability.

  (4)   NOTES PAYABLE AND LONG-TERM DEBT

        The bank demand note entered into on June 30, 1997, with maximum borrowings of $800,000 was paid in full during 1998. On December 31, 1998, the Company entered into a demand note with a principal sum of $1,500,000 bearing interest at prime. The bank's prime rate at

        December 31, 1998 was 7.75%. This demand note replaces the demand note dated June 30, 1997. As of December 31, 1998, there were no borrowings against the demand note. The demand note is secured by all assets of the Company. The amount which the Company may borrow under the note is determined by the value of eligible accounts receivable as defined, per the loan and security agreement dated August 14, 1995.

        In March 1998, the Company entered into an agreement with a vendor that provided for two convertible subordinated secured notes. The first note was executed on March 11, 1998 in the amount of $3,000,000. The second note was executed on November 16, 1998 in the amount of $2,000,000. These notes bear interest at a rate of 9%. The notes are secured by the assets of the Company, subordinate to the interests of senior creditors. The outstanding principal and unpaid accrued interest under these notes are convertible into shares of the Company's common stock at a conversion price equal to $4.06 per share. Certain financial covenants and reporting requirements are also included in the agreement.

        The Company maintains a secured line of credit, which expires in July 1999, under a credit agreement with the Company's main banking facility. Borrowings under this agreement are specifically for the purchase of furniture, office and computer equipment, which secure the borrowed amounts. The line of credit bears interest at 8.35%.

        Long-term debt is summarized as follows.

        Long-term debt:
            Bank note payable, due February 2000, payable in monthly principal
              installments of $15,000 plus interest at the bank's prime rate                          $        210,000
            Convertible subordinated secured notes including interest at 9%, due
              February 28, 2002                                                                              5,248,234
        Capitalized lease obligations:
            Bank lease line funding - 8.35%, due June 2001, secured by certain
            office   and computer equipment                                                                    892,551
            Capitalized lease obligations with interest at 6.85% to 21.85%,
            secured   primarily by telephone systems                                                           191,791
                                                                                                      -----------------

                                                                                                             6,542,576
        Less current portion                                                                                   527,852
                                                                                                      -----------------

                   Total long-term debt                                                               $      6,014,724
                                                                                                      -----------------
                                                                                                      -----------------

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

        At December 31, 1998, future minimum principal payments on long-term debt and capitalized lease obligations were as follows:

          1999                                                                    $    527,852
          2000                                                                         404,821
          2001                                                                         286,259
          2002                                                                       5,289,872
          2003                                                                          33,772
                                                                                  -------------

                                                                                  $  6,542,576
                                                                                  -------------
                                                                                  -------------


  (5)   COMMITMENTS

        The Company has various lease agreements for real and personal property. These obligations extend through 2003 and in some cases contain renewal options. As of December 31, 1998, future minimum lease payments for noncancelable operating leases in excess of one year are as follows:

            1999                                                  $       837,506
            2000                                                          356,833
            2001                                                           92,364
            2002                                                            4,292
            2003                                                            2,124
                                                                  ---------------

                                                                  $     1,293,119
                                                                  ---------------
                                                                  ---------------

        Rental expense on all operating leases totaled $807,486 for the year ended December 31, 1998.

  (6)   STOCKHOLDERS' EQUITY

        On February 25, 1998, the sole director of the Company and shareholders approved a 5,000 for 1 stock split of the then issued and outstanding 10,000 shares of $1.00 par value common stock. In addition, the sole director of the Company and the shareholders approved an increase in the number of authorized shares of common stock to 30,000,000, and a change in the par value of the authorized shares to no par value. All common share information presented in these financial statements reflects the retroactive recognition of the stock split.

 (7)    STOCK BASED COMPENSATION

        In 1998, the Company adopted the Software Development Systems, Inc., Stock Option Plan (the Plan) in order to attract and retain key employees and key non-employees. The Company applies APB Opinion No. 25 and related interpretations to account for the Plan. During 1998, the Company recognized $247,705 and $2,149,500 of compensation expense for stock options granted and employee stock purchases (see note 9), respectively. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

        Company's net income (loss) would have been the pro forma amounts indicated below:

                                                                   YEAR ENDED
                                                               DECEMBER 31, 1998
                                                              -------------------
        Net loss:
             As reported                                      $     (4,687,622)
             Pro forma                                              (4,702,807)
                                                              -------------------
                                                              -------------------

        For purposes of SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants in 1998: no expected dividends, risk-free interest rate of 6.00%, and expected life of 5 years. The fair value of options granted in 1998 was $1.78.

        As of December 31, 1998, the Company had 1,125,000 options available for grant under the Plan. During 1998, 727,208 options were granted at an exercise price of $.60/share and were outstanding as of December 31, 1998. Options exercisable as of December 31, 1998 were 147,555.

  (8)   EMPLOYEE BENEFITS

        The Company has a contributory retirement savings plan (the "401(k) Plan") which covers eligible U.S. employees who qualify as to age and length of service. Participants may contribute 1% - 15% of their salaries, subject to maximum contribution limitations imposed by the IRS. The expense of the 401(k) Plan, consisting of discretionary Company contributions, was $54,484 for the year ended December 31, 1998.

  (9)   RELATED PARTY TRANSACTIONS

        On January 1, 1998, the Company issued 1,500,000 shares of common stock at $0.80 per share. Consideration for the shares issued was in the form of a $1,200,000 note bearing interest at 6.5% annually due from the stockholder. The principal and accrued and unpaid interest is due on December 31, 2007. In connection with the issuance of the common stock, the Company entered into a subscription agreement with the stockholder. The agreement provides for additional consideration to be paid to the stockholder upon a change in control, based on the value of the shares as defined in the agreement. Subsequent to December 31, 1999, if the stockholder ceases to be employed by the Company, he may require that the Company repurchase all of the purchased shares at a price determined in accordance with the agreement. Additionally, the Company has the option, but no obligation, to repurchase the shares if the stockholder ceases his employment. In conjunction with the purchase of the stock, $2,149,500 of compensation expense was recorded.

(10)    CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to reserve for potential credit losses.

               SOFTWARE DEVELOPMENT SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

        Management believes that the allowance for doubtful accounts is adequate to provide for possible credit losses.

        Approximately 20% of the Company's revenues in 1998 were generated from one distribution partner. The Company has successfully renegotiated the terms of the contract with this distribution partner through December 1999.

(11)     SUBSEQUENT EVENT

        Subsequent to year-end, the Company entered into promissory notes with two of its stockholders for $40,000 each. The notes bear interest at 6.5% per annum and are payable on or before December 31, 1999. The notes may be prepaid in whole or in part without premium or penalty together with accrued and unpaid interest on the amount being prepaid. If an event of default, as defined in the agreement, shall occur and be continuing, the entire principal amount of these notes, together with the accrued interest, shall become and be immediately due and payable.

PRO FORMA COMBINED FINANCIAL INFORMATION

OVERVIEW

Effective July 21, 1999 Integrated Systems Inc (ISI) acquired all the outstanding stock and stock rights of Software Development Inc (SDS) which develops, markets and supports a family of specialized integrated software products used in the embedded-systems industry. The total purchase price of approximately $39.2 million consisted of 1,430,046 shares of ISI's common stock with an estimated fair value of approximately $13.9 million, cash consideration of $24.3 million and acquisition costs of $1.0 million. The acquisition has been accounted for using the purchase method of accounting and accordingly the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

The allocation of the purchase price is summarized below (in thousands):


Completed technology                            $ 6,500
In-process research and development               6,300
OEM relationships                                 2,800
Non-compete agreement                             1,000
Trade name                                        1,800
Workforce                                         2,900
Deferred tax liability                           (4,800)
Assumed net assets/liabilities                     (293)
Goodwill                                         23,028

Total purchase price                            $39,935


The acquisition has been structured as a tax-free exchange of stock, therefore, the differences between the recognized fair value of acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

The amount allocated to the in-process research and development represents the purchased in-process technology for projects that, as of the date of acquisition, had not yet reached technological feasibility and have no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects, reduced by the portion of the revenue attributable to core technology and the percentage completion of the project. The resulting cash flows were then discounted back to their present value at appropriate discount rates.

The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping and testing activities that are necessary to establish that the product can be produced to meet its design specification including function, features and technical performance requirements. The resulting net cash flows from such products are based on estimates of revenue, cost of revenue, research and development costs, sales and marketing costs, and income taxes from such projects.

The amount allocated to these projects identified as in-process research and development of SDS will be charged to the income statement in the period the valuation analysis is complete, shortly after the consummation of the acquisition. Such charges relate to in-process research and development have not been included in the unaudited pro forma combined statements of operations since they are non-recurring in nature. However, the charges have been reflected in the unaudited pro forma combined balance sheet.

The following unaudited pro forma combined balance sheet gives effect to the transaction as if it had been consummated as of May 31, 1999, by combining the balance sheet of ISI as at May 31, 1999 with the balance sheet of SDS as at March 31, 1999.

The following unaudited pro forma combined financial statements of operations for the year ended February 28, 1999 and the three months ended May 31, 1999 give effect to the acquisition as if it had occurred on March 1, 1998, by combining the results of operations of ISI for the year ended February 28, 1999 and the three month period ended May 31, 1999 with the results of operations of SDS for the year ended December 31, 1998 and the three month period ended March 31, 1999 respectively.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma information should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes thereto in ISI's Form 10-K, filed in May 1999 and SDS's financial statements and related notes filed herewith.

                            INTEGRATED SYSTEMS, INC.
                         PRO FORMA COMBINED BALANCE SHEET
                                 (in thousands)
                                   (unaudited)

                                                                           May 31,       March 31,
                                                                            1999           1999        Pro Forma      Pro Forma
                                                                            ISI            SDS        Adjustments     Combined
                                                                            ---            ---        -----------    ------------
Assets

Current assets:
              Cash and cash equivalents                                 $     26,131   $     2,009   $    (24,342)(a) $    3,798
              Marketable securities                                            2,382                                       2,382
              Accounts receivable, net                                        25,377         2,733   $     (1,243)(b)     26,867
              Deferred income taxes                                            2,490         1,686                         4,176
              Prepaid expenses and other                                       4,729           519                         5,248
                                                                       --------------  ------------  -------------  -------------

                    Total current assets                                      61,109         6,947        (25,585)        42,471

              Marketable securities                                           45,078                                      45,078
              Property and equipment, net                                     18,574         1,819                        20,393
              Intangible assets, net                                           3,411           131         32,663 (c)     36,205
              Deferred income taxes                                            5,322           454         (4,800)(d)        976
              Other assets                                                     1,781            98                         1,879
                                                                       --------------  ------------  -------------  -------------

                    Total Assets                                        $    135,275   $     9,449   $      2,278     $  147,002
                                                                       --------------  ------------  -------------  -------------
                                                                       --------------  ------------  -------------  -------------

Liabilities

Current liabilities:
              Accounts payable                                          $      3,730    $      555                    $    4,285
              Accrued payroll and related expenses                             5,931           845                         6,776
              Other accrued liabilities                                        5,610           944   $     (1,243)(b)      5,311
                                                                                                            1,652 (e)      1,652
              Current portion of long term debt                                                598                           598
              Income taxes payable                                             1,906                                       1,906
              Deferred revenue                                                18,139         1,952         (1,952)(f)     20,091
                                                                       --------------  ------------  -------------  -------------

                    Total current liabilities                                 35,316         4,894         (1,543)         38,667

Long - term liabilities
              Note payable                                                                   5,365         (5,365)(g)
              Other long - term liabilities                                                    735                           735
                                                                       --------------  ------------  -------------  -------------

                    Total liabilities                                         35,316        10,994         (6,908)        39,402

Shareholder's Equity
              Common stock                                                    59,647                       13,941 (h)     73,588
                                                                                             1,301         (1,301)(i)
              Less - notes receivable from shareholder                                      (1,200)         1,200 (i)
              Additional paid in capital from stock based compensation                       3,302         (3,302)(i)
              Deferred compensation on stock options                                          (830)           830 (i)
              Accumulated other comprehensive income                          (1,561)           15            (18)(i)     (1,561)
              Retained earnings                                               41,873        (4,133)         4,133 (i)     41,873
                                                                                                          (6,300) (j)     (6,300)
                                                                       --------------  ------------  -------------  -------------

                    Total shareholder's equity                                99,959        (1,545)         9,186        107,600
                                                                       --------------  ------------  -------------  -------------

                    Total liabilities and shareholder's equity              $135,275       $ 9,449        $ 2,278      $ 147,002
                                                                       --------------  ------------  -------------  -------------
                                                                       --------------  ------------  -------------  -------------

                         INTEGRATED SYSTEMS, INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

a) To reflect the cash consideration paid for the acquisition of SDS.

b) To reflect the elimination of accounts receivable and payable balances between ISI and SDS.

c) To reflect the intangible assets resulting from the allocation of the total amount of the consideration paid for the SDS acquisition.

d) To reflect the deferred tax liability arising on acquisition due to the change in basis of the acquired assets.

e) To reflect the accrual of direct costs arising from the acquisition of SDS, estimated at approximately $1,652,000 consisting mainly of legal fees, appraisal fees, audit fees, and an accrual of for the estimated expense associated with SDS's deferred revenue.

f) To eliminate SDS's deferred revenue.

g) To reflect the repayment by ISI on acquisition of SDS's note payable.

h) To reflect the issuance of $13,941 in common stock on acquisition of SDS.

i) To reflect the elimination of SDS's equity.

j) To reflect the estimated write-off of in-process research and development of $6.3 million. The charge related to in-process research and development has not been included in the unaudited pro forma combined statements of operations since it is non-recurring in nature. However, the charge has been reflected in the unaudited pro forma combined balance sheet.

                            INTEGRATED SYSTEMS, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (unaudited)

                                                              Year Ended
                                                         --------------------------
                                                         February 28,  December 31,
                                                             1999        1998       Pro Forma       Pro Forma
                                                             ISI         SDS       Adjustments      Combined
                                                             ---         ---       -----------      ---------
Revenue:
   Product                                                $ 76,622    $ 14,720      $ (4,362)(l)    $ 86,980
   Services                                                 56,882       1,802          (210)(l)      58,474
                                                          ---------------------------------------------------
       Total revenue                                       133,504      16,522        (4,572)        145,454

Costs and expenses:
   Cost of product revenue                                  13,505       3,335        (4,362)(l)      12,478
   Cost of services revenue                                 24,987       1,077          (210)(l)      25,854
   Marketing and sales                                      48,743       8,285                        57,028
   Research and development                                 18,625       3,600                        22,225
   General and administrative                               12,940       6,049                        18,989
   Acquisition-related and other                             8,507                                     8,507
   Amortization of intangibles                                 523                     9,024 (m)       9,547
                                                          ---------------------------------------------------
       Total costs and expenses                            127,830      22,346         4,452         154,628

           Income (loss) from operations                     5,674      (5,824)       (9,024)         (9,174)

Interest and other income (expense)                          4,962        (110)       (1,069)(n)       3,783
                                                          ---------------------------------------------------
           Income (loss) before income taxes                10,636      (5,934)      (10,093)         (5,391)

Provision (benefit) for income taxes                         1,003      (1,247)       (2,632)(o)      (2,876)
                                                          ---------------------------------------------------
           Net income (loss)                               $ 9,633    $ (4,687)     $ (7,461)       $ (2,515)
                                                          ---------------------------------------------------
                                                          ---------------------------------------------------

Net loss per share - basic & diluted                                                                $  (0.10)
                                                                                                    ---------
                                                                                                    ---------

Shares used in per share calculations - basic & diluted     23,138                     1,430          24,568 (p)
                                                         ---------                 ---------        ---------
                                                         ---------                 ---------        ---------

                            INTEGRATED SYSTEMS, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)
                                   (unaudited)

                                                                 Three Months Ended
                                                             -----------------------------
                                                                May 31,      March 31,
                                                                 1999          1999         Pro Forma       Pro Forma
                                                                 ISI           SDS         Adjustments       Combined
                                                                 ---           ---         -----------     ------------
Revenue:
   Product                                                   $ 18,949        $ 3,730       $ (1,036)(l)     $ 21,643
   Services                                                    13,643            542           (207)(l)       13,978
                                                           ---------------------------------------------------------
       Total revenue                                           32,592          4,272         (1,243)          35,621

Costs and expenses:
   Cost of product revenue                                      4,909            771         (1,036)(l)        4,644
   Cost of services revenue                                     5,994            176           (207)(l)        5,963
   Marketing and sales                                         14,025          2,442                          16,467
   Research and development                                     5,309            958                           6,267
   General and administrative                                   3,331            996                           4,327
   Amortization of intangibles                                    172              0          2,256 (m)        2,428
                                                           ---------------------------------------------------------
       Total costs and expenses                                33,740          5,343          1,013           40,096

           Income (loss) from operations                       (1,148)        (1,071)        (1,999)          (4,475)

Interest and other income (expense)                             1,400            (94)          (212)(n)        1,094
                                                           ---------------------------------------------------------
           Income (loss) before income taxes                      252         (1,165)        (2,468)          (3,381)

Provision (benefit) for income taxes                               81           (359)          (531)(o)         (809)
                                                           ---------------------------------------------------------
           Net income (loss)                                    $ 171         $ (806)      $ (1,937)        $ (2,572)
                                                           ---------------------------------------------------------
                                                           ---------------------------------------------------------

Earnings per share - basic & diluted                                                                         $ (0.11)
                                                                                                        ------------
                                                                                                        ------------

Shares used in per share calculations - basic & diluted        22,775                         1,430           24,405 (p)
                                                            ---------                     ---------     ------------
                                                            ---------                     ---------     ------------



                              INTEGRATED SYSTEMS, INC.
             NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

l) To reflect the elimination of product and services revenue and the related cost of revenue on transactions between ISI and SDS.

m) To reflect amortization of goodwill and intangible assets associated with the acquisition as follows:

----------------------------------------------------------------------------------------
                                                       Amortization        Amortization
                                        Amortization   expense for 12      expense for 3
                         Amount         period         month period        month period
----------------------------------------------------------------------------------------
Goodwill                 $20,118        5 years        $4,024              $1,006
----------------------------------------------------------------------------------------
OEM relationships,
Trade name, Workforce     $7,500        5 years        $1,500              $375
----------------------------------------------------------------------------------------
Non-compete agreement    $1,000        4 years          $250               $62
----------------------------------------------------------------------------------------
Completed technology      $6,500        2 years        $3,250              $813

n) To reflect the loss of interest income ($1.3 million for the year, and $0.3 million for the three month period), due to the cash portion of the purchase price and reduction in interest expense ($0.2 million for the year and $0.1million for the three month period) on the note payable.

o) To reflect the effect of the above adjustments on income tax expense, excluding the amortization of goodwill which is a non-deductible item.

p) To reflect adjustment to the weighted average shares outstanding of the 1,430,046 issued to the shareholders SDS on acquisition, assuming that all the shares issued in the purchase were outstanding for the year.

 (c) EXHIBITS

     The following exhibits are filed herewith:

     2.01 Agreement and Plan of Reorganization dated as of July 15, 1999 by and among ISI, Software Development Systems, Inc., ISI Acquisition Corporation and certain individual shareholders of Software Development Systems, Inc. Pursuant to Item 601(b)(2) of Regulation of S-K, the schedules have been omitted but will be furnished supplementally to the Commission upon request.*

     4.01 Registration Rights Agreement dated as of July 15, 1999 by and among ISI and the shareholders of Software Development Systems, Inc.*

    10.01 Offer of Employment dated July 15, 1999 from ISI to James E. Challenger.*

    10.02 Non-Competition Agreement dated as of July 15, 1999 between ISI and James E. Challenger.*

    23.01  Consent of KPMG LLP, Independent Auditors.

-------------------------------

           *Previously filed.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK.]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        INTEGRATED SYSTEMS, INC.

                                        By: /s/ William C. Smith
                                           ------------------------------------
Date:  October 4, 1999                     William C. Smith
                                           Vice President, Finance and
                                           Chief Financial Officer

                                  EXHIBIT INDEX

NUMBER         DESCRIPTION
------         -----------
  2.01         Agreement and Plan of Reorganization dated as of July 15,
               1999 by and among ISI, Software Development Systems, Inc.,
               ISI Acquisition Corporation and certain individual
               shareholders of Software Development Systems, Inc.
               Pursuant to Item 601(b)(2) of Regulation of S-K, the
               schedules have been omitted but will be furnished
               supplementally to the Commission upon request.*

  4.01 Registration Rights Agreement dated as of July 15, 1999 by and among ISI and the shareholders of Software Development
               Systems, Inc.*

 10.01         Offer of Employment dated July 15, 1999 from ISI to James E.
               Challenger.*

 10.02 Non-Competition Agreement dated as of July 15, 1999 between ISI and James E. Challenger.*

 23.01         Consent of KPMG LLP, Independent Auditors

-----------------------------
  *Previously filed.